1 | May 20, 2026 Research Update Elbit Systems Ltd. May 20, 2026 Research Update Rating Raised To ‘ilAAA’ On Consistent Improvement In Operations Leading To Stronger Financial Ratios; Outlook Stable Primary Credit Analyst: Sivan Mesilati 972-3-7539735 sivan.mesilati@spglobal.com Additional Contact: Gil Avrahami, 972-3-7539719 gil.avrahami@spglobal.com Please note that this translation was made for convenience purposes and for the company's use only and under no circumstances shall obligate S&P Global Ratings Maalot Ltd. The translation has no legal status and S&P Global Ratings Maalot Ltd. does not assume any responsibility whatsoever as to its accuracy and is not bound by its contents. In the case of any discrepancy with the official Hebrew version published on May 20, 2026, the Hebrew version shall apply. Table of Contents Rating Action Overview .....................................................................................................................3 Rating Action Rationale ..................................................................................................................... 3 Outlook .............................................................................................................................................. 6 Downside Scenario ..................................................................................................................... 6 Company Description ........................................................................................................................ 6 Base Case Scenario .......................................................................................................................... 6 Liquidity .............................................................................................................................................. 7 Covenant Analysis ............................................................................................................................. 7 Modifiers ............................................................................................................................................ 7 Environmental, Social, And Governance ........................................................................................... 8 Issue Ratings--Subordination Risk Analysis ...................................................................................... 8 Capital Structure ......................................................................................................................... 8

Elbit Systems Ltd. May 20, 2026 Research Update ׀ 2 Analytical Conclusions ................................................................................................................ 8 Related Criteria And Research .......................................................................................................... 8 Ratings List ........................................................................................................................................ 9

DRAFT Elbit Systems Ltd. May 20, 2026 Research Update ׀ 3 Rating Action Overview • In line with our expectations, Elbit Systems Ltd. ("Elbit" or the "Company") continued to post strong operating results in 2025, with a backlog reaching a record $28.1 billion. The Company's growth trend in the past two years was supported by tailwinds from the defense market, in light of geopolitical escalation in several global areas, and decisions to increase defense budgets in countries in Europe, the U.S. and Asia. • The Company’s leverage declined sharply in 2025, and its financial ratios improved. Alongside a significant decrease of about 24% in adjusted debt, to about $1.7 billion, EBITDA grew sharply by about 28.5% to about $1 billion. As a result, the Company’s adjusted debt-to-EBITDA ratio decreased to about 1.8x from about 3.0x in 2024, and its FFO (funds from operations)-to-debt ratio increased sharply to about 50% from about 28%. • In our base-case scenario, we expect the Company’s backlog to exceed $30 billion in 2026. We also expect that the Company's growth will continue and its revenues will increase to about $9 billion in 2026, and its adjusted EBITDA margin will be about 12% in the next two years. • Therefore, on May 20, 2026, we raised our long-term issuer rating on Elbit Systems Ltd. to ‘ilAAA’ from ‘ilAA+’, and affirmed its short-term issuer rating, ‘ilA-1+’. • The stable outlook reflects our assessment that in the next 24 months Elbit will maintain its strong business position, including R&D capabilities, and a significant backlog. We expect the Company’s adjusted FFO to debt to exceed 60% and its adjusted debt to EBITDA to be about 1.5x in the 24 months. Our expectations are underpinned by good visibility of revenue and cash flow from the Company’s current backlog. We also estimate that the Company will continue to maintain strong liquidity. Rating Action Rationale The upgrade reflects continued improvement in Elbit’s financial ratios. In recent years, the Company posted improved financial ratios against the backdrop of strong EBITDA growth and lower adjusted debt. Among other things, the Company’s adjusted debt-to-EBITDA leverage ratio fell sharply to 1.8x in 2025 from 3.0x in 2024 (and about 3.6x in 2023), and its FFO-to-debt ratio increased to about 50% in 2025 from about 28% in 2024 (and about 23% in 2023).

DRAFT Elbit Systems Ltd. May 20, 2026 Research Update ׀ 4 Chart 1: Leverage Evolution Over Time We estimate that the Company will continue posting strong revenue growth alongside some improvement in profitability in 2026-2027, leading to strong EBITDA growth. Elbit operates in an investment-intensive industry, and in our forecast we assume $300 million - $350 million in capital expenditure per year over the next two years, and up to $250 million in optional acquisitions in the medium term. We expect the Company to post additional improvement in financial ratios in 2026- 2027, due to the expected growth in operations. Our assessment is supported by the Company's policy of maintaining low leverage and expected stability in adjusted debt. The upgrade is also supported by strong operating performance with a record-high backlog on the backdrop of geopolitical escalation and a sharp increase in defense budgets of countries around the globe. 2026 began with an unprecedented surge in defense budgets in both the U.S. and European countries and NATO members, as part of global preparations in view of intensifying threats. This is against the backdrop of the fierce confrontation between the U.S., Israel, and the United Arab Emirates against Iran, the continuing war between Russia and Ukraine, and Iran’s nuclear threat. In April 2026, the Trump administration presented its defense budget proposal for 2027, which is considered to be the largest in scope since the Cold War era. The budget is $1.5 trillion (a 44% increase compared to the previous year), after the 2026 budget crossed the trillion dollar mark for the first time. The budget mainly supports missile defense systems, armaments and industrial production, naval and air force reinforcements, and a 5%-7% pay increase for soldiers. EU and NATO countries have accelerated their defense budgets across the board, with the aim of not only increasing procurement but also restoring supply chains and the continent's self-production capacity. EU countries’ defense spending is expected to increase by about $80 billion in 2026 and 29% 34% 30% 23% 28% 50% 0% 10% 20% 30% 40% 50% 60% 0 500 1,000 1,500 2,000 2,500 2020 2021 2022 2023 2024 2025 $ M ill io n FFO Debt FFO/Debt C Copyright © 2026 by Standard & Poor’s Financial Services LLC. All rights reserved. Source: S&P Global Ratings. All data are based on S&P Global Ratings adjustments.

Elbit Systems Ltd.

constitute about 2.5% of their combined GDP. Besides Germany, which continues to consolidate its position as the second-largest budget spender in NATO, Poland and the Baltic states are leading the most aggressive line, aiming to reach 3.5% of GDP as soon as this year. Overall, NATO countries have pledged to double their defense spending to 5% of GDP by the end of the decade.

Against this backdrop, Elbit continues to enjoy industry tailwinds, including winning large contracts, particularly in Israel, Europe, and Asia-Pacific, due to a wide range of defense products with proven effectiveness.

Elbit's backlog grew by about 24% in 2025 to about $28.1 billion, more than 3.5 times its annual revenues, and provides good revenue visibility for the next three years. Elbit's revenues increased by 16% in 2025, totaling about $7.9 billion.

Chart 2: Revenue and Backlog Evolution


30
25
20
15
10
5
0
$ Billion
11.0
4.7
13.7
5.3
15.1
5.5
17.8
6.0
22.6
6.8
28.1
7.9
2020
2021
2022
2023
2024
2025
Order Backlog
Revenues

Source: S&P Global Ratings. Revenues are based on S&P Global Ratings adjustments.

Copyright © 2026 by Standard & Poor's Financial Services LLC. All rights reserved.

We believe Elbit's backlog will exceed $30 billion in the coming year. Although all of the Company's segments of operation – Aerospace, C4I and Cyber, Intelligence and Electronic Warfare ("ISTAR and EW"), Land and Elbit Systems of America – have contributed to growth over the past two years, given recent geopolitical events we expect the land segment will continue to lead in sales volume over the next two years. In our base cas scenario, we expect revenues to continue growing in 2026 and exceed $9 billion, and the adjusted EBITDA margin to be at least 12%.

We expect that the contract from the IMOD for an Airborne high-power laser combat jet fighter pod and for a high-power laser system for helicopters, with operating costs expected to be significantly lower compared to other interception systems, and their incorporation into Elbit's sales cycle and backlog, will lead to an additional significant improvement in the Company's operating performance in the long term.

5 | May 20, 2026 Research Update

DRAFT Elbit Systems Ltd. May 20, 2026 Research Update ׀ 6 Outlooks The stable outlook reflects our assessment that in the next 24 months Elbit will maintain its strong business position, including R&D capabilities, and a significant backlog. We expect the Company’s adjusted FFO to debt to exceed 60% and its adjusted debt to EBITDA to be about 1.5x in the 24 months. Our expectations are underpinned by good visibility of revenue and cash flow from the Company’s current backlog. We also estimate that the Company will continue to maintain strong liquidity. Downside Scenario We may lower the rating if we assess that the Company's competitive position has deteriorated, including a significant loss of market share in key markets of operation or a significant decline in revenues and profitability over time. This could happen if current market conditions do not persist, or if the Company’s backlog decreases due to a deterioration in the ability to present new technologies or due to significant cost overruns, wil result in adjusted EBITDA margin droping below 9%. Company Description Elbit Systems Ltd. is an international technology company developing, manufacturing and marketing advanced airborne, land and naval systems for defense, homeland security and commercial applications. The Company implements a synergistic business model that provides its customers with advanced and integrated technological solutions in five segments: Aerospace, C4I and Cyber, Intelligence and Electronic Warfare (“ISTAR and EW”), Land and Elbit Systems of America. The Company's shares are traded on the Tel Aviv Stock Exchange and on NASDAQ. The controlling shareholder is Federmann Enterprises Ltd. (about 41.3% directly and indirectly), whose controlling shareholder is Mr. Michael Federmann. The remaining shares are held by the public. Base Case Scenario Our base case scenario is underpinned by the following assumptions: • An increase in the Company’s backlog rising to over $30 billion in 2026, based on industry tailwinds on the backdrop of growing defense budgets in the U.S., Europe and Asia, and on recently received orders. • An increase of about 15%-17% in revenues in 2026 and about 10% in 2027 due to organic growth. • Adjusted EBITDA margin of at least 12% in the next two years. We do not expect the cost structure to materially change. The burden of retirement obligations will remain high, and R&D expenses will grow slightly to enable future value creation. • Capital expenditure of about $300 million - $350 million per year in the next two years.

DRAFT Elbit Systems Ltd. May 20, 2026 Research Update ׀ 7 • Optional M&A activity of up to $250 million over the medium term. • Annual dividend distribution of about $180 million - $200 million in the next two years. Under our base case scenario, the expected adjusted ratios in 2026-2027 are as follows: • Adjusted debt to EBITDA of about 1.5x • Adjusted FFO to debt above 60% Liquidity According to our criteria, the Company’s liquidity is “strong”. We estimate that the ratio between the company's sources and its uses will exceed 1.5x in the next 12 months starting January 1, 2026. This assessment is based on cash and liquid investments and on steady operating cash flows and dividend receipts from affiliates, against debt maturity payments, investments, working capital requirements and quarterly dividend distributions. We estimate the Company's main sources and uses in the 12 months starting January 1, 2026, to be as follows: Covenant Analysis The Company has several covenants vis-a-vis banks and bond holders, mainly maintaining net financial debt of up to 50% of the balance sheet and minimum equity of $800 million. We understand that, as of December 31, 2025, the Company had sufficient headroom on its financial covenants. We expect the Company to maintain sufficient headroom on all covenants in the medium term. Modifiers Diversification/portfolio effect: Neutral (no impact) Capital structure: Neutral (no impact) Liquidity: Strong (no impact) Financial policy: Neutral (no impact) Principal Liquidity Sources Principal Liquidity Uses • Cash and liquid investments of about $815 million. • Committed and available credit facilities of about $225 million. • Cash FFO of about $900 million - $1,000 million. • Dividend receipts from affiliates of about $15 million - $20 million. • Bond maturities and short-term bank debt of about $133 million. • Capital expenditure of about $300 million - $350 million. • Working capital needs of about $140 million - $160 million. • Dividend distribution of about $180 million - $200 million.

DRAFT Elbit Systems Ltd. May 20, 2026 Research Update ׀ 8 Management and governance: Neutral (no impact) Comparative analysis assessment: Neutral (no impact) Environmental, Social, And Governance ESG factors have an overall neutral influence on our credit analysis of Elbit Systems Ltd. The Company has a well-diversified end-market base and strong barriers to entry, thanks to its technological edge and competitive position as a defense company that typically benefits from long- term contracts with its clients. Social risks are moderate, but in line with peers in the aerospace and defense sector. Elbit relies on skilled labor to execute its projects on time and on budget. In addition, the Company is responsible for workers' safety amid the use of large and dangerous equipment. Elbit has a good safety record, with no material accidents in recent years. We view the company's governance as satisfactory, reflecting its extensive planning process and ability to adapt to operational issues and changing market conditions. Issue Ratings--Subordination Risk Analysis Capital Structure Elbit's capital structure currently includes debt from banks and financial institutions and unsecured senior bonds. Analytical Conclusions We rate the Company’s senior unsecured bonds ‘ilAAA’, as we believe the subordination risk in this capital structure is negligible. Related Criteria And Research • Principles Of Credit Ratings, February 16, 2011 • Methodology: Industry Risk, November 19, 2013 • Country Risk Assessment Methodology And Assumptions, November 19, 2013 • Methodology And Assumptions: Liquidity Descriptors For Global Corporate Issuers, December 16, 2014 • Methodology For Linking Long-Term And Short-Term Ratings, April 7, 2017 • Reflecting Subordination Risk In Corporate Issue Ratings, March 28, 2018 • Corporate Methodology: Ratios And Adjustments, April 1, 2019 • Group Rating Methodology, July 1, 2019 • Environmental, Social, And Governance Principles In Credit Ratings, October 10, 2021

DRAFT Elbit Systems Ltd. May 20, 2026 Research Update ׀ 9 • Methodology For National And Regional Scale Credit Ratings, June 8, 2023 • Corporate Methodology, January 7, 2024 • Methodology: Management And Governance Credit Factors For Corporate Entities And Insurers, January 7, 2024 • Sector-Specific Corporate Methodology, July 7, 2025 • S&P Global Ratings Definitions, December 16, 2025 Ratings List Elbit Systems Ltd. Rating Date when the rating was first published Date when the rating was last updated Issuer rating(s) Long term ilAAA/Stable 15/06/2021 03/06/2025 Short term ilA-1+ 16/08/2023 03/06/2025 Issue rating(s) Senior unsecured debt Series B,C,D ilAAA 15/06/2021 03/06/2025 Issuer Credit Rating history Long term May 20, 2026 ilAAA/Stable June 03, 2025 ilAA+/Stable June 15, 2021 ilAA/Stable Short term August 16, 2023 ilA-1+ Additional details Item Time of the event 20/05/2026 08:59 Time when the event was learned of 20/05/2026 08:59 Rating requested by Issuer

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